UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.           )
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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Live Ventures Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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LIVE VENTURES INCORPORATED
325 E. Warm Springs Road, Suite 102
Las Vegas, Nevada 89119
(702) 997-5968
NOTICE OF 2025 ANNUAL MEETING
OF STOCKHOLDERS
_______________________
Las Vegas, Nevada
May 21, 2025
Dear Stockholder,
The 2025 Annual Meeting of Stockholders (“Annual Meeting”) of Live Ventures Incorporated (“Company”), a Nevada corporation, will be held on Thursday, June 26, 2025, at 10:00 a.m., Pacific Daylight Time, at our principal executive offices located at 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119 for the following purposes:
1.To elect five directors to our Board of Directors.
2.To ratify the appointment of Frazier & Deeter, LLC as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025.
3.To hold an advisory vote to approve named executive officer compensation.
4.To hold an advisory vote on the frequency of future advisory votes on executive compensation.
5.To transact such other business as may properly come before the meeting and any adjournments thereof.
The Company's Board of Directors has fixed the close of business on May 9, 2025, as the record date for the Annual Meeting. Only the holders of record of the Company’s common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the Annual Meeting and any adjournment thereof. We have also enclosed with this notice (i) our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and (ii) a Proxy Statement.
Whether you own a few shares or many, and whether or not you plan to attend the Annual Meeting in person, it is important that your shares be represented and voted. You may vote your shares on the Internet, by telephone, by completing, signing, and promptly returning a proxy card, or by voting in person at the Annual Meeting. Voting online, by telephone, or by returning your proxy card does not deprive you of your right to attend the Annual Meeting.

By Order of the Board of Directors,

Jon Isaac
President and Chief Executive Officer

The Proxy Statement is dated May 21, 2025 and is first being made available to stockholders on or about May 21, 2025.
All stockholders are cordially invited to attend the Annual Meeting. Even if you have given your proxy, you may still attend the Annual Meeting and elect to revoke your proxy.
PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK, OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU WILL NOT BE PERMITTED TO VOTE IN PERSON AT THE ANNUAL MEETING UNLESS YOU FIRST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on June 26, 2025. This Notice of 2025 Annual Meeting of Stockholders and Proxy Statement and the 2024 Annual Report on Form 10-K are available on our website at ir.liveventures.com/all-sec-filings. Except as stated otherwise, information on our website is not considered part of this Proxy Statement.

LIVE VENTURES INCORPORATED
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 26, 2025
PROXY STATEMENT
_______________________
This Proxy Statement relates to the 2025 Annual Meeting of Stockholders (“Annual Meeting”) of Live Ventures Incorporated (“Live Ventures” or the “Company”). The Annual Meeting will be held on Thursday, June 26, 2025, at 10:00 a.m. Pacific Daylight Time, at our corporate offices located at 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119, or at such other time and place to which the Annual Meeting may be adjourned or postponed. The enclosed proxy is solicited by Live Ventures’ Board of Directors (“Board” or "Board of Directors"). The proxy materials relating to the Annual Meeting are first being mailed to stockholders entitled to vote at the Annual Meeting on or about May 29, 2025.
QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING
Q:What is the purpose of the Annual Meeting?
A:At the Annual Meeting, holders of shares of the Company’s common stock will act upon the matters outlined in the accompanying Notice of 2025 Annual Meeting of Stockholders and this Proxy Statement, including (i) the election of five directors to the Board; (ii) the ratification of the Audit Committee’s appointment of Frazier & Deeter, LLC (“Frazier & Deeter”) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025; (iii) an advisory vote to approve named executive officer compensation; (iv) an advisory vote on the frequency of future advisory votes on executive compensation; and (v) such other business as may properly come before the meeting and any adjournments thereof.
Q:What are the Board’s recommendations?
A:The Board recommends a vote:
•FOR the election of the nominated slate of directors;
•FOR the ratification of the Audit Committee’s appointment of Frazier & Deeter as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025;
•FOR approval of named executive officer compensation; and
•3 YEARS for the advisory vote on frequency of future advisory votes on executive compensation.
With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
Q:Who is entitled to attend and vote at the Annual Meeting?
A:Only holders of shares of the Company’s common stock at the close of business on the record date, May 9, 2025, or their duly appointed proxies, are entitled to receive notice of the Annual Meeting, attend the Annual Meeting, and vote the shares that they held on that date at the Annual Meeting or any postponement or adjournment of the Annual Meeting. At the close of business on May 9, 2025, the record date, there were issued, outstanding, and entitled to vote 3,076,802 shares of the Company’s common stock, par value $0.001 per share, each of which is entitled to one vote.
Q:How do I vote my shares if they are registered directly in my name?
A:We offer four methods for you to vote your shares at the Annual Meeting. While we offer four methods (including in-person voting), we encourage you to vote through the Internet or by telephone, as they are the most cost-effective methods for the Company. We also recommend that you vote as soon as possible, even if you are planning to attend the Annual Meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your proxy card by mail. There is no charge to vote your shares via the Internet, though you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail your proxy card. You may (i) vote in person at the Annual Meeting; or (ii) authorize the persons named as proxies on the enclosed proxy card, Jon Isaac and David Verret, to vote your shares by returning the enclosed proxy card by mail or authorizing such persons through the Internet or by telephone.
•To vote by proxy on the Internet, go to www.proxyvote.com to complete an electronic proxy card.

•To vote by proxy by telephone, dial the toll-free number listed on your proxy card using a touch-tone telephone and follow the recorded instructions.
•To vote by proxy using a mailing card (if you received a printed copy of these proxy materials by mail), complete, sign, and date the enclosed proxy card and return it promptly in the envelope provided.
Q:How do I vote my shares if they are held in the name of my broker (street name)?
A:If your shares of the Company’s common stock are held by your broker, bank, or other nominee, or its agent (“Broker”) in “street name,” you will receive a voting instruction form from your Broker asking you how your shares should be voted. You should contact your Broker with questions about how to provide or revoke your instructions. If you hold your shares in “street name” and do not provide specific voting instructions to your Broker, a “broker non-vote” will result with respect to Proposals 1, 3, and 4. Therefore, it is very important to respond to your Broker’s request for voting instructions on a timely basis if you want your shares held in “street name” to be represented and voted at the Annual Meeting. Please see below for additional information if you hold your shares in “street name” and desire to attend the Annual Meeting and vote your shares in person.
Q:What if I vote and then change my mind?
A:If you are a stockholder of record, you may revoke your proxy at any time before it is exercised by either (i) filing with our Corporate Secretary a notice of revocation; (ii) sending in another duly executed proxy bearing a later date; or (iii) attending the Annual Meeting and casting your vote in person. Your last vote will be the vote that is counted. If you hold your shares in “street name,” refer to the voting instruction form provided by your Broker for more information about what to do if you submit voting instructions and then change your mind and need to revoke your vote in advance of the Annual Meeting.
Q:How can I get more information about attending the Annual Meeting and voting in person?
A:The Annual Meeting will be held on Thursday, June 26, 2025 at 10:00 a.m. Pacific Daylight Time, at our principal executive offices located at 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119, or at such other time and place to which the Annual Meeting may be adjourned or postponed. For additional details about the Annual Meeting, including directions to the Annual Meeting and information about how you may vote in person if you so desire, please contact Live Ventures at (725) 500-5597. If you hold your shares in “street name,” please bring an account statement or letter from the applicable Broker, indicating that you are the beneficial owner of the shares as of the record date if you would like to gain admission to the Annual Meeting. In addition, if you hold your shares in “street name” and desire to vote your shares in person at the Annual Meeting, you must obtain a valid proxy from your Broker. For more information about obtaining such a proxy, contact your Broker.
Q:What constitutes a quorum?
A:The presence at the Annual Meeting, in person or by proxy, of the holders of not less than a majority of the shares entitled to vote at the Annual Meeting (as of the record date), will constitute a quorum, permitting us to conduct our business at the Annual Meeting. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the Annual Meeting for purposes of determining whether a quorum is present. Broker non-votes will also be counted for purposes of determining whether a quorum is present.
Q:What vote is required to approve each item?
A:Election of Directors. Election of a director requires the affirmative vote of the holders of a plurality of the shares for which votes are cast at a meeting at which a quorum is present. The five persons receiving the greatest number of votes will be elected as directors. Stockholders may not cumulate votes in the election of directors.
Ratification of Auditors. The ratification of the Audit Committee’s appointment of Frazier & Deeter as our independent registered public accounting firm for the fiscal year ending September 30, 2025 will be approved if the proposal receives the affirmative vote of the majority of the shares entitled to vote at the Annual Meeting, present in person or by proxy, in favor of the proposal.
Advisory Vote to Approve Named Executive Officer Compensation. Approval of the advisory vote to approve named executive officer compensation will be approved if the proposal receives the affirmative vote of the majority of the shares entitled to vote at the Annual Meeting, present in person or by proxy, in favor of the proposal.

Advisory Vote on the Frequency of Future Advisory Votes on Executive Compensation. For the advisory vote on the frequency of future advisory votes on executive compensation, the option that receives the most votes will be considered the option selected by stockholders.
Q:Are abstentions and broker non-votes counted in the vote totals?
A:A broker non-vote occurs when shares held by a Broker are not voted with respect to a particular proposal because the Broker does not have discretionary authority to vote on the matter and has not received voting instructions from its clients. If your Broker holds your shares in its name and you do not instruct your Broker how to vote, your Broker will only have discretion to vote your shares on “routine” matters. Where a proposal is not “routine,” a Broker who has not received any instructions from its clients does not have discretion to vote its clients’ uninstructed shares on that proposal. At our Annual Meeting, only Proposal 2 (ratifying the appointment of our independent registered public accounting firm) is considered a "routine matter." Your Broker will therefore not have discretion to vote on Proposals 1, 3, and 4 as these are “non-routine” matters.
Broker non-votes and abstentions by stockholders from voting (including Brokers holding their clients’ shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because the five director nominees receiving the affirmative vote of the holders of a plurality of the shares for which votes are cast will be elected, abstentions and broker non-votes will not affect the outcome of the election of directors. With regard to the affirmative vote of the shares present at the meeting required for Proposal 2, it is a routine matter so there will be no broker non-votes, but abstentions will have the effect of a vote against Proposal 2. With regard to Proposal 3, since it is a non-routine matter, broker non-votes and abstentions will have the effect of a vote against Proposal 3. With regard to Proposal 4, since the option receiving the greatest number of votes—1 year, 2 years, or 3 years—will be the frequency recommended by our stockholders, abstentions, and broker non-votes will have no effect on the outcome of Proposal 4.
Q:Can I dissent or exercise rights of appraisal?
A:Under Nevada law, holders of the Company’s common stock are not entitled to dissenters’ rights in connection with any of the proposals to be presented at the Annual Meeting or to demand appraisal of their shares as a result of the approval of any of the proposals.
Q:Who pays for this proxy solicitation?
A:The Company will bear the entire cost of this proxy solicitation, including the preparation, assembly, printing, and mailing of this Proxy Statement, the proxy card, and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries, and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners.
Q:Where can I access this Proxy Statement and the related materials online?
A:The Proxy Statement and our Annual Report on Form 10-K are available at www.proxyvote.com.

CORPORATE GOVERNANCE
In accordance with the Nevada Revised Statutes, the Company’s Articles of Incorporation (“Articles”) and Bylaws, the Company’s business, property, and affairs are managed under the direction of the Board. Although the Company’s non-employee directors are not involved in day-to-day operations, they are kept informed of the Company’s business through written financial and operations reports and other documents provided to them from time to time by management, as well as by operating, financial, and other reports presented by management in preparation for, and at meetings of, the Board and the three standing committees of the Board.
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of Live Ventures at the holding company, including its Chief Executive Officer and other principal financial and operating officers. The Code of Business Conduct and Ethics is posted on our website at ir.liveventures.com/governance-docs. If we make any amendment to, or grant any waivers of, a provision of the Code of Business Conduct and Ethics that applies to our principal executive officer, principal financial officer, principal accounting officer or controller where such amendment or waiver is required to be disclosed under applicable Securities and Exchange Commission ("SEC") rules, we intend to disclose such amendment or waiver and the reasons therefore on Form 8-K or on our website.
We have adopted a Policy on Hedging which prohibits the purchase of any financial instruments or engaging in transactions designed to mitigate, off-set, or avoid the risks associated with a decrease in the market value of the Company’s securities granted or awarded to directors, officers, and employees as compensation.
Live Ventures has also adopted a Statement of Company Policy Regarding Confidentiality and Insider Trading of Company Securities ("Insider Trading Policy") that applies to all directors, officers, and employees of Live Ventures at the holding company level, as well as executive officers of our subsidiaries. We believe the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations. A copy of our Insider Trading Policy is posted on our website at ir.liveventures.com/governance-docs.
Independence.
The Company is required by Nasdaq listing standards to have a majority of independent directors. Each year, the Board reviews the relationships that each director has with the Company and with other parties to determine whether each director qualifies as an “independent director” under Nasdaq listing standards and applicable rules of the SEC. Only those directors who do not have any of the categorical relationships that preclude them from being independent within the meaning of applicable Nasdaq Listing Rules and whom the Board affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be independent directors. The Board reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ current and historic relationships with the Company and its competitors, suppliers, and customers; their relationships with management and other directors; the relationships their current and former employers have with the Company; and the relationships between the Company and other companies of which a member of the Company’s Board is a director or executive officer.

After evaluating these factors, the Board has determined that a majority of the members of the Board, namely Messrs. Butler, Gao, and Sickmeyer, do not have any relationships that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors and that each such director is an independent director of the Company within the meaning of Nasdaq Listing Rule 5605(a)(2) and the related rules of the SEC.
Meetings of the Board of Directors.
The Board met four times during the fiscal year ended September 30, 2024. None of our directors attended fewer than 75% of the meetings of the Board or of any committee on which the director served during the completed fiscal year and held during the director’s service on the Board. The Board does not have a formal policy regarding director attendance at the Company’s annual meeting of stockholders, but all directors are encouraged to attend. A majority of the director nominees who were standing for re-election at our 2024 Annual Meeting attended that meeting, either in person or via teleconference.
Risk Oversight.
The Board has oversight responsibility for the processes established to report and monitor material risks applicable to the Company. The Board also oversees the appropriate allocation of responsibility for risk oversight among the committees of the Board. The Audit Committee is responsible for overseeing the integrity of the Company’s financial statements and reviewing and approving the performance of the Company’s independent accountants. The Governance and Nominating Committee is responsible for oversight of risks related to the corporate governance policies of the Company, and Board independence, composition, and succession planning. The Compensation Committee monitors the design and administration of the Company’s compensation programs to ensure that they incentivize strong individual and group performance and include appropriate safeguards to avoid unintended or excessive risk taking by Company officers and employees.
Committees of the Board of Directors.
The three standing committees of the Board are:
•Audit
•Compensation
•Governance and Nominating
Committee membership shown below is as of May 21, 2025.

	Audit Committee	Compensation Committee	Governance and Nominating Committee
Richard D. Butler, Jr.
Dennis (De) Gao
Tyler Sickmeyer

Member	Chair	Financial Expert

Audit Committee. The purpose of our Audit Committee is to assist the Board in overseeing (i) the integrity of our Company’s accounting and financial reporting processes, the audits of our financial statements, as well as our systems of internal controls regarding finance, accounting, and legal compliance; (ii) our Company’s compliance with legal and regulatory requirements; (iii) the qualifications, independence, and performance of our independent public accountants; and (iv) our Company’s financial risk. In carrying out this purpose, the Audit Committee maintains and facilitates free and open communication between the Board, the independent public accountants, and our management. During the fiscal year ended September 30, 2024, Messrs. Gao (Chair), Butler, and Sickmeyer served on our Audit Committee. During the fiscal year ended September 30, 2024, each member of the committee satisfied the independence standards specified in Rule 5605(a)(2) of the Nasdaq Listing Rules and the related rules of the SEC and was determined by the Board to be “financially literate” with accounting or related financial management experience. The Company has also determined that Mr. Gao is an “audit committee financial expert” as defined under SEC rules and regulations and qualifies as a financially sophisticated audit committee member as required under Rule 5605(c)(2)(A) of the Nasdaq Listing Rules. The Board has adopted a charter for the Audit Committee, a copy of which is posted on our website at ir.liveventures.com/governance-docs. The Audit Committee met five times during the fiscal year ended September 30, 2024.
Compensation Committee. The purpose of the Compensation Committee is to (i) discharge the Board’s responsibilities relating to compensation of the Company’s directors and executives; (ii) produce an annual report on executive compensation for inclusion in the Company’s proxy statement, if necessary; and (iii) oversee and advise the Board on the adoption of policies that govern the Company’s compensation programs, including stock and benefit plans. During the fiscal year ended September 30, 2024, Messrs. Butler (Chair), Gao, and Sickmeyer served on the Compensation Committee. During the fiscal year ended September 30, 2024, each member of the committee satisfied the independence standards specified in Rule 5605(a)(2) of the Nasdaq Listing Rules and the related rules of the SEC. In addition, each of the current members of the Compensation Committee is a “non-employee director” under Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”) and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”). The Board has adopted a charter for the Compensation Committee, a copy of which is posted on our website at ir.liveventures.com/governance-docs. The Compensation Committee met two times during the fiscal year ended September 30, 2024.
Governance and Nominating Committee. The purpose of the Governance and Nominating Committee is to (i) identify individuals who are qualified to become members of the Board, consistent with criteria approved by the Board, and to select, or to recommend that the Board select, the director nominees for the next annual meeting of stockholders or to fill vacancies on the Board; (ii) develop and recommend to the Board a set of corporate governance principles applicable to our Company; and (iii) oversee the evaluation of the Board and its committees. During the fiscal year ended September 30, 2024, Messrs. Butler (Chair), Gao, and Sickmeyer served on the Governance and Nominating Committee. During the fiscal year ended September 30, 2024, each member of the committee satisfied the independence standards specified in Rule 5605(a)(2) of the Nasdaq Listing Rules and the related rules of the SEC. The Board has adopted a charter for the Governance and Nominating Committee, a copy of which is posted on our website at ir.liveventures.com/governance-docs. The Governance and Nominating Committee met two times during the fiscal year ended September 30, 2024.
The Governance and Nominating Committee is charged with establishing and periodically reviewing the criteria and qualifications for Board membership and the selection of candidates to serve as directors of our Company. In determining whether to nominate a candidate for director, the Governance and Nominating Committee would consider the following criteria, among others:
•the candidate’s integrity and ethical character;
•the candidate’s expertise, business and industry experience, judgement, diversity, age, and length of service;
•whether the candidate is “independent” under applicable SEC and rules and regulations;
•whether the candidate has any conflicts of interest that would materially impair his or her ability to exercise independent judgment as a member of the Board or otherwise discharge the fiduciary duties owed by a director to Live Ventures and our stockholders; and
•the candidate’s ability to represent all of our stockholders without favoring any particular stockholder group or other constituency of Live Ventures.
The Governance and Nominating Committee has the authority to retain a search firm to identify director candidates and to approve any fees and retention terms of the search firm’s engagement, although it has not recently engaged such a firm.

Although the Governance and Nominating committee has not specified any minimum criteria or qualifications that each director must meet, it conducts its nominating process in a manner designed to ensure that the Board continues to meet applicable requirements under SEC and Nasdaq rules (including, without limitation, as they relate to the composition of the Audit Committee).
The Governance and Nominating Committee will consider director candidates recommended by our stockholders under criteria similar to those used to evaluate candidates nominated by the committee (including those listed above). In considering the potential candidacy of persons recommended by stockholders, however, the committee may also consider the size, duration, and pecuniary interest of the recommending stockholder (or group of stockholders) in our common stock.
The Board believes that the continuing service of qualified incumbent directors promotes stability and continuity in the boardroom, giving our Company the benefit of the familiarity and insight into our Company’s affairs that its directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body. Accordingly, the process of the Governance and Nominating Committee for identifying nominees reflects the practice of re-nominating incumbent directors who continue to satisfy the committee’s criteria for membership on the Board, who it believes will continue to make important contributions to the Board, and who consent to continue their service on the Board.
Board Leadership Structure.
Jon Isaac, our President and Chief Executive Officer, also serves as Chairman of the Board. Currently, the Board does not have a Lead Independent Director. Although the Board may assess the appropriate leadership structure from time to time in light of internal and external events or developments and reserves the right to make changes in the future, it believes that the current structure, as described in this Proxy Statement, is appropriate at this time given the size and experience of the Board, as well as the background and experience of management. The Board does not believe that having the President and Chief Executive Office serve as Chairman of the Board materially impacts its process for risk oversight because Board committees (comprised entirely of independent directors during the fiscal year ended September 30, 2024, subject to the additional disclosure included under the section "Independence") play the central role in risk oversight.

RELATED PARTY TRANSACTIONS
Transactions with Isaac Capital Group, LLC
As of May 9, 2025, Isaac Capital Group, LLC (“ICG”) and Jon Isaac, personally, beneficially owned 51.2% of the Company’s issued and outstanding capital stock. Jon Isaac, the Company’s President and Chief Executive Officer, is the President and sole member of ICG, and, accordingly, has sole voting and dispositive power with respect to these shares. ICG owns 1,357,306 shares of common stock, while Mr. Isaac personally owns 217,177 shares.
ICG Term Loan
During 2015, Marquis, Industries, Inc. ("Marquis") entered into a mezzanine loan in the amount of up to $7.0 million (“ICF Loan”) with Isaac Capital Fund I, LLC (“ICF”), a private lender whose managing member is Jon Isaac. On July 10, 2020, (i) ICF released and discharged Marquis from all obligations under the loan; (ii) ICF assigned all of its rights and obligations under the instruments, documents, and agreements with respect to the ICF Loan to ICG, of which Jon Isaac, the Company’s President and Chief Executive Officer, is the sole member; and (iii) Live Ventures borrowed $2.0 million (“ICG Loan”) from ICG. The ICG Loan bears interest at 12.5% and matures in May 2025. As of March 31, 2025 and September 30, 2024, the outstanding balance on this note was $2.0 million.
ICG Revolving Promissory Note
On April 9, 2020, the Company, as borrower, entered into an unsecured revolving line of credit promissory note whereby ICG agreed to provide the Company with a $1.0 million revolving credit facility (“ICG Revolver”). On June 23, 2022, the amount of available revolving credit under the facility was increased to $6.0 million. No other terms of the Note were changed. On April 1, 2023, the Company entered into the Second Amendment of the ICG Revolver that extended the maturity date to April 8, 2024 and increased the interest rate from 10% to 12% per annum, and decreased the amount of available revolving credit under the facility to $1.0 million. On January 11, 2024, the Company entered into the Third Amendment of the ICG Revolver that extended the maturity date to April 8, 2025 and increased the amount of available revolving credit under the facility to $5.0 million. The ICG Revolver has been amended during the third quarter of 2025 to, among other items, increase the available revolving credit under the facility to $12.0 million. As of March 31, 2025 and September 30, 2024, the outstanding balance on the ICG Revolver was $6.9 million and $2.6 million, respectively.
ICG Flooring Liquidators Note
On January 18, 2023, in connection with the acquisition of Flooring Liquidators, Inc. ("Flooring Liquidators"), Flooring Affiliated Holdings, LLC, a wholly-owned subsidiary of the Company, as borrower, entered into a promissory note for the benefit of ICG in the amount of $5.0 million (“ICG Flooring Liquidators Loan”). The ICG Flooring Liquidators Loan matures on January 18, 2028, and bears interest at 12% per annum. Interest is payable in arrears on the last day of each calendar month. The note is fully guaranteed by the Company. As of March 31, 2025 and September 30, 2024, the outstanding balance on this note was $5.0 million.
ICG PMW Note
On December 14, 2024, in connection with the Settlement Agreement of the PMW Seller Financed Loans, the Company, as borrower, entered into a promissory note for the benefit of ICG in the amount of approximately $2.6 million (“ICG PMW Note”). The Company received proceeds of approximately $1.9 million from ICG, which was used to settle the loans plus accrued interest. The $700,000 discount is being accreted to interest expense using the effective interest rate method, as required by U.S. generally accepted accounting principles, over the term of the note. The ICG PMW Note matures on December 17, 2029, and bears interest at the contractual rate of 12% per annum. Interest is payable in arrears on the first business day of each month commencing on January 2, 2025. As of March 31, 2025, the outstanding balance was approximately $2.6 million.
Transactions with ALT5 Sigma Corporation, formerly JanOne Inc.
Tony Isaac, a member of the Company's Board of Directors, and father of the Company's Chief Executive Officer, Jon Isaac, is the President and a director of ALT5 Sigma Corporation (“ALT5”), formerly JanOne Inc. Richard Butler, a member of the Board, is a director of ALT5.
Lease Agreement
Customer Connexx LLC, formerly a subsidiary of ALT5, previously rented approximately 9,900 square feet of office space from the Company at its Las Vegas office, which totals 16,500 square feet. ALT5 paid the Company $58,000 and $75,000 for six months ended March 31, 2025 and 2024, respectively.
Transactions with Vintage Stock Chief Executive Officer
Rodney Spriggs, the President and Chief Executive Officer of Vintage Stock, Inc. ("Vintage Stock"), a wholly owned subsidiary of the Company, is the sole member of Spriggs Investments, LLC (“Spriggs Investments”).
Spriggs Promissory Note I
On July 10, 2020, the Company executed a promissory note (“Spriggs Promissory Note I”) in favor of Spriggs Investments that memorializes a loan by Spriggs Investments to the Company in the initial principal amount of $2.0 million (“Spriggs Loan I”). The Spriggs Loan I originally matured on July 10, 2022; however, the maturity date was extended to July 10, 2023. The Spriggs Promissory Note I bears simple interest at a rate of 10.0% per annum. On January 19, 2023, the Company entered into a modification agreement of the Spriggs Loan I. Under the modification agreement, the Spriggs Promissory Note I will bear interest at a rate of 12% per annum, and the maturity date was extended to July 31, 2024. On February 29, 2024, the Company entered into a loan modification agreement of the Spriggs Loan I. Under the loan modification agreement, the Company was required to make a principal payment of $600,000 to Spriggs Investments within five business days following the effective date of the loan modification agreement, and make principal payments of not less than $300,000 each 90-day period thereafter, beginning on April 1, 2024, until the Spriggs Promissory Note I is fully repaid. Further, under the loan modification agreement, the maturity date of the Spriggs Promissory Note I was extended to July 31, 2025. All monthly payments under the original Spriggs Promissory Note I remain in effect through the maturity date as amended. As of March 31, 2025 and September 30, 2024, the principal amount owed was $0.2 million and $0.8 million, respectively.
Spriggs Promissory Note II
On January 19, 2023, in connection with the acquisition of Flooring Liquidators, the Company executed a promissory note in favor of Spriggs Investments in the initial principal amount of $1.0 million (“Spriggs Loan II”). The Spriggs Loan II matures on July 31, 2024, and bears interest at a rate of 12% per annum. On February 29, 2024, the Company entered into a loan modification agreement of the Spriggs Loan II. Under the loan modification agreement, upon full principal repayment of the Spriggs Promissory Note I (see above), the Company will make principal payments of not less than $300,000, per each 90-day period, until the Spriggs Loan II is fully repaid. Further, under the loan modification agreement, the maturity date of the Spriggs Loan II was extended to July 31, 2025. All monthly payments under the original Spriggs Loan II remain in effect through the maturity date as amended. As of March 31, 2025 and September 30, 2024, the principal amount owed was $1.0 million.
Transactions with Spyglass Estate Planning, LLC
Jon Isaac, the Company's President and Chief Executive Officer, is the sole member of Spyglass Estate Planning, LLC (“Spyglass”).
Building Leases
On July 1, 2022, in connection with its acquisition of certain assets and intellectual property of Better Backers, Inc., Marquis a wholly owned subsidiary of the Company, entered into two building leases with Spyglass. The provisions of the lease agreements include an initial 24-month month-to-month rental period, during which the lessee may cancel with 90-day notice, followed by a 20-year lease term with two five-year renewal options. The initial monthly rent for each of the leases is $31,737 and $73,328, respectively, and each lease increases by 2.5% annually on each anniversary date of the effective date.

Sellers Notes
Note Payable to the Sellers of Kinetic
In connection with the purchase of The Kinetic Co., Inc. (“Kinetic”), on June 28, 2022, Precision Industries, Inc. ("Precision Marshall"), a wholly owned subsidiary of the Company, entered into a seller financed loan in the amount of $3.0 million with the previous owners of Kinetic. The related note bears interest at 7.0% per annum, with interest payable quarterly in arrears and has a maturity date of September 27, 2027. As of March 31, 2025 and September 30, 2024, the remaining principal balance was $3.0 million.
Note Payable to the Seller of PMW
In connection with the purchase of PMW, on July 20, 2023, the Company entered into a consulting agreement with the previous owner of PMW to serve as its part-time President and Chief Executive Officer. The consulting agreement shall terminate upon the later of (i) sellers’ receipt of earn-out payments in an aggregate amount equal to $3.0 million; and (ii) the full satisfaction and payment of all amounts due and to that are to become due under the seller note, unless earlier terminated in accordance with the terms set forth in the consulting agreement. Additionally, PMW entered into two seller financed loans, in the aggregate amount of $2.5 million, which are fully guaranteed by the Company ("Seller Financed
Loans"). The Seller Financed Loans bear interest at 8.0% per annum, with interest payable quarterly in arrears. As of September 30, 2024, the Company concluded that PMW was in default of its FCCR covenant, as specified in the credit agreement governing the Revolving Credit Facility, and the balances on the Seller Financed Loans, in the amount of $2.5 million in the aggregate, were classified as current liabilities.
On December 24, 2024, the Company entered into a Settlement Agreement and Release (“Settlement Agreement”) to settle the Seller Financed Loans of $2.5 million, plus accrued interest of approximately $0.1 million, for approximately $1.9 million with the previous owners of PMW. The funds to settle the loans were borrowed from ICG. The Company evaluated this transaction under ASC 470-50 “Debt - Modification and Extinguishment”, and concluded that, because PMW was legally released as the primary obligor, and has no other debt with these lenders, this transaction should be accounted for as a debt extinguishment. As such, the Company recorded a gain on extinguishment of debt in the amount of approximately $0.7 million. Additionally, under the Settlement Agreement, the Company was released of claims for earnout payments, as stipulated under the Stock Purchase Agreement. Consequently, the Company recorded a gain on settlement of the earnout liability in the amount of approximately $2.8 million. As of March 31, 2025 and September 30, 2024, the carrying value of the seller financed loans was $0 and $2.5 million, respectively.
Note Payable to the Seller of Central Steel
In connection with the purchase of Central Steel Fabricators, LLC ("Central Steel"), on May 15, 2024, Precision Marshall entered into an employment agreement with the previous owner of Central Steel to serve as its President. The employment agreement is for an initial term of two years and shall be deemed to be automatically extended, upon the same terms and conditions, for a period of one year, unless either party provides written notice of its or his intention not to extend the term at least 90 days prior to the end of the initial term. Additionally, Precision Marshall entered into a seller financed loan in the amount of $1.1 million with the previous owner of Central Steel ("Sellers Subordinated Promissory Note"). The Sellers Subordinated Promissory Note bears interest at 8.0% per annum, with interest payable quarterly in arrears. The Sellers Subordinated Promissory Note has a maturity date of May 15, 2029. As of March 31, 2025 and September 30, 2024, the remaining principal balance was $1.1 million.
Note Payable to the Seller of Flooring Liquidators
In connection with the purchase of Flooring Liquidators, on January 18, 2023, Flooring Affiliated Holdings, LLC, a Company subsidiary, entered into a seller financed mezzanine loan ("Seller Note"), which was fully guaranteed by the Company, in the amount of $34.0 million with the previous owners of Flooring Liquidators. The Seller Note bore interest at the contractual rate of 8.24% per annum, with interest payable monthly in arrears beginning on January 18, 2024. The Seller Note had a maturity date of January 18, 2028. The fair value assigned to the Seller Note, as calculated by an independent third-party firm, was $31.7 million, or a discount of $2.3 million.
On February 25, 2025, Flooring Liquidators, Flooring Affiliated Holdings, and the Company entered into a binding Memorandum of Understanding (“MOU”) with the previous owner of Flooring Liquidators under which the principal amount of the Seller Note was reduced from $34.0 million to $15.0 million. The relevant portion of the MOU was later superseded by a Second Amendment to Secured Promissory Note (“Second Seller Note Amendment”). The Seller Note bears interest at 8.24% per annum effective January 1, 2025, and matures in February 2028, with interest payments due monthly beginning February 28, 2025. The Company determined that the fair value of the amended Seller Note was approximately $14.0 million, or a discount of $1.0 million. In an event of default under the Seller Note, or if the Company defaults in making any payment it is required to make pursuant to the Seller Note, the note holders may revoke the principal reduction, in which case the aggregate outstanding principal balance of the Seller Note will increase by $19 million to $34.0 million.
The Company evaluated this transaction under ASC 470-50 “Debt - Modification and Extinguishment”, and concluded that, because the change in present value of cash flows between the original and revised debt exceeds 10%, and the debt revision does not meet the accounting requirements for troubled debt restructuring, this transaction should be accounted for as a debt extinguishment. In connection with the debt extinguishment and the increase in the holdback principal amount, the Company recorded a gain of approximately $22.8 million. As of March 31, 2025 and September 30, 2024, the carrying value of the Seller Note was approximately $14.0 million and $36.3 million, respectively.
Procedures for Approval of Related Party Transactions
In accordance with its charter, the Audit Committee reviews and determines whether to approve all related party transactions (as such term is defined for purposes of Item 404 of Regulation S-K). The Audit Committee participated in the review, approval, or ratification of the transactions described above that satisfy such definition.
Stockholder Communications with the Board.
Stockholders and others interested in communicating with the Board may do so by writing to Board of Directors, Live Ventures Incorporated, 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119. Although stockholders are encouraged to communicate with the Board, they sometimes reach out directly to other individuals within the Company. This often includes the President and Chief Executive Officer or the Director of Investor Relations. These individuals then ensure that the message is relayed to the appropriate person, which may include the Board, to determine the suitable response.

EXECUTIVE OFFICERS
Set forth below is certain information regarding each of our current executive officers as of May 21, 2024, other than Jon Isaac, whose biographical information is presented under the “Nominees for Directors” section of this Proxy Statement.

Weston Godfrey, Jr. 46
Mr. Godfrey, beginning on June 1, 2023, has served as the Co-Chief Executive Officer of Marquis, a wholly owned subsidiary of the Company, and is responsible for managing its manufacturing operation, business operations, and overseeing all administrative functions. He previously served as its Chief Executive Officer, beginning on July 1, 2018 after re-joining the company as Executive Vice President on January 22, 2018. Mr. Godfrey served as Sales Operations Manager and Senior Sales Manager for Samsung Electronics America, Inc. for three years prior to re-joining the company, where he was responsible for financial operations, forecasting, and sales in the Home Appliance business. Prior to joining Samsung Electronics America, Inc, Mr. Godfrey spent five years serving as Vice President of Operations for Marquis, reporting directly to the Chief Executive Officer and responsible for credit, claims, customer service, sales operations, supply chain, and purchasing. Early in his career, Mr. Godfrey worked for Dupont’s nylon fibers business, where he was certified as a Six Sigma Black Belt. Mr. Godfrey’s experience includes process improvement, supply chain optimization, demand planning, forecasting, business operations, strategic selling, and strategic purchasing. Mr. Godfrey holds a Bachelor of Business Administration in Marketing from the University of Georgia.

Christopher Nichols, 55
Mr. Nichols, beginning March 3, 2025, has served as President and Chief Executive Officer of Flooring Liquidators. He has over 35 years of experience in the retail industry and has held senior leadership roles across a wide range of organizations. For approximately three years prior to joining Flooring Liquidators, he worked as a consultant, specializing in turnarounds and strategic growth planning for both private and public companies. For the 12 years ending in 2022, he served as Executive Vice President, Store Operations and most recently as Chief Operating Officer for Fallas Stores. Prior to that time he served in various roles at industry-leading companies such as Sears, Gap Inc., and TJX Companies, where he consistently drove performance, innovation, and operational excellence. With a strong background in operational strategy, large-scale team development, and organizational transformation, Mr. Nichols has spearheaded high-impact initiatives that deliver measurable results. Mr. Nichols studied Computer Science and Administration of Justice at Santa Rosa Junior College.

Thomas Sedlak, 54
Mr. Sedlak was appointed the Chief Executive Officer of Precision Marshall on July 14, 2020 in connection with the Company’s acquisition of Precision Marshall. Prior to his appointment as Chief Executive Officer, he served as Senior Vice President beginning in November 2017 and as Manager of Operations beginning in October 2008. Prior to his appointment to Manager of Operations he served as Controller. Prior to joining Precision Marshall, Mr. Sedlak held financial management and controllership positions with PPG Industries and DQE Energy Services. Mr. Sedlak holds a Bachelor’s degree from Robert Morris University and a Master of Business Administration from the University of Pittsburgh – Joseph M. Katz Graduate School of Business.

Rodney Spriggs, 58
Mr. Spriggs is President and Chief Executive Officer of Vintage Stock, a wholly owned subsidiary of the Company. Mr. Spriggs joined Vintage Stock as General Manager in January 1990 and has served as President since 2002 and Chief Executive Officer since 1991. In addition to corporate oversight, Mr. Spriggs is responsible for new market openings, specialty retail site selection, lease negotiation, and product acquisitions. He has also served as President of Moving Trading Company since 2006 and has been a partner and advisor in a commercial LED lighting and commercial and resident solar company. Mr. Spriggs received a Bachelor’s degree in Business Administration and a minor in marketing from Missouri Southern State University.

David Verret, 51
Mr. Verret became Chief Accounting Officer of the Company on September 29, 2021 and was appointed as Chief Financial Officer on March 1, 2022. For the decade prior to joining the Company, he was the Chief Accounting Officer at Brinks Home Security™, where he also had held other accounting positions. In the preceding 13 years, he was employed by KPMG LLP in its audit practice. During David’s tenure at KPMG, he worked as a member of its audit staff (1998 to 2003) and then as a Manager and Senior Manager (2003 to 2011) in Dallas, Texas. Mr. Verret holds a Bachelor of Business Administration in Accounting, as well as a Master of Science, both from Texas Tech University.

SUBMISSION OF STOCKHOLDER PROPOSALS
Stockholders interested in submitting a proposal for inclusion in our proxy materials relating to our 2026 Annual Meeting may do so by following the procedures set forth in Rule 14a-8 under the Exchange Act. Rule 14a-8 addresses when we must include a stockholder proposal in our proxy materials, including eligibility and procedural requirements that apply to the proponent. To be eligible for inclusion in our proxy materials, stockholder proposals must be received at our principal executive offices by January 29, 2026, which is 120 calendar days prior to the first anniversary of the mailing date of the Company’s 2025 Proxy Statement. All stockholder proposals must be in compliance with applicable laws and regulations, including the provisions of Rule 14a-8 of the Exchange Act, in order to be considered for possible inclusion in the proxy statement and form of proxy for the 2026 Annual Meeting.
Pursuant to Section 2.7 of the Company’s Bylaws, any notice of a stockholder nomination or other proposal submitted outside of the process prescribed by Rule 14a-8 of the Exchange Act (i.e., proposals that are not to be included in the Company’s proxy statement and form of proxy) received after January 29, 2026 will be considered untimely. To be in proper written form, a stockholder’s notice must set forth, as to each matter such stockholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (ii) the name and record address of such stockholder; (iii) the class or series and number of shares of capital stock of the Company that are owned beneficially or of record by such stockholder; (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business; and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.
In addition to satisfying the requirements under our Bylaws with respect to advance notice of any director nomination, any stockholder who intends to solicit proxies in support of director nominees other than the Company’s nominees in accordance with Rule 14a-19 under the Exchange Act must provide the required notice of intent to solicit proxies at our principal executive offices no later than April 27, 2026 for the 2026 Annual Meeting, which is 60 calendar days prior to the first anniversary of the date of the 2025 Annual Meeting.
Under Rule 14a-4(c) of the Exchange Act, our Board may exercise discretionary voting authority under proxies solicited by it with respect to any matter properly presented by a stockholder at the 2026 Annual Meeting that the stockholder does not seek to have included in our proxy statement if (except as described in the following sentence) the proxy statement discloses the nature of the matter and how our Board intends to exercise its discretion to vote on the matter, unless we are notified of the proposal on or before April 14, 2026, and the stockholder satisfies the other requirements of Rule 14a-4(c)(2). If we first receive notice of the matter after April 14, 2026, and the matter nonetheless is permitted to be presented at the 2026 Annual Meeting, our Board may exercise discretionary voting authority with respect to the matter without including any discussion of the matter in the proxy statement for the meeting. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with the requirements described above and other applicable requirements.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Live Ventures’ Bylaws provide that the Board shall consist of not less than three nor more than nine directors (with the precise number of directors to be established by resolution of the Board), each of whom is elected annually. Currently, there are five members of the Board. The Board has set the size of the Board at five directors, each of whom will be elected at the Annual Meeting, and has nominated each of the five incumbent directors for re-election. Each director is to be elected to hold office until the next annual meeting of stockholders or until his successor is elected and qualified. If a director resigns or otherwise is unable to complete his term of office, the Board may elect another director for the remainder of the departing director’s term.
The Board has no reason to believe that the nominees will not serve if elected, but if they should become unavailable to serve as a director, and if the Board designates a substitute nominee, the persons named as proxies will vote for the substitute nominee designated by the Board.
Nominees for Directors

Name	Age	Position with Company	Residence	Director Since
Jon Isaac	41	President, CEO, and Director	Las Vegas, Nevada	2011
Tony Isaac	70	Director	Las Vegas, Nevada	2011
Richard D. Butler, Jr.	76	Independent Director	Stockton, California	2006
Dennis (De) Gao	45	Independent Director	Las Vegas, Nevada	2012
Tyler Sickmeyer	38	Independent Director	Santee, California	2014
Jon Isaac has served as a director of our Company since December 2011 and has served as our President and Chief Executive Officer since January 2012. Mr. Isaac also previously served as our Chief Financial Officer beginning in 2013 until January 2017. He is the founder of Isaac Capital Group, LLC ("ICG") a privately held investment company. At ICG, Mr. Isaac has closed a variety of multi-faceted real estate deals and has experience in aiding public companies to implement turnarounds and in raising capital. Mr. Isaac studied Economics and Finance at the University of Ottawa, Canada.
The Board concluded that Mr. Isaac is qualified to serve as a director because of his extensive knowledge of and experience in capital markets, mergers, acquisitions, and strategic planning gained through his professional experiences, as well as his relevant educational background.
Tony Isaac has served as a director of our Company since December 2011 and in July 2012 began leading the Company’s efforts regarding financial planning and strategy. He has also served as a director of ALT5 Sigma Corporation, formerly JanOne Inc. (NasdaqCM: ALTS) since May 2015 and as its Chief Executive Officer from May 2016 to September 2024. He currently serves as its President. Mr. Isaac’s specialty is negotiation and problem-solving of complex real estate and business transactions. Mr. Isaac graduated from the University of Ottawa, Canada, where he majored in Commerce and Business Administration and Economics.
The Board concluded that Mr. Isaac is qualified to serve as a director because of his relevant educational background and extensive experience in negotiation and problem-solving of complex real estate and business transactions.
Richard D. Butler, Jr. has served as director of our Company since August 2006. Mr. Butler has also served on the board of ALT5 Sigma Corporation, formerly JanOne Inc. (NasdaqCM: ALTS) since May 2015. He is a veteran savings, loan, and mortgage banking executive, co-founder and major shareholder of Aspen Healthcare, Inc. and Ref-Razzer Corporation, and formerly served as: Chief Executive Officer of Mt. Whitney Savings Bank, Chief Executive Officer of First Federal Mortgage Bank, Chief Executive Officer of Trafalgar Mortgage, and Executive Officer & Member of the President’s Advisory Committee at State Savings & Loan Association and American Savings & Loan Association. Mr. Butler attended Bowling Green University, San Joaquin Delta College, and Southern Oregon State College.
The Board concluded that Mr. Butler is qualified to serve as a director because of his extensive senior management experience, experience as a public company director, deep knowledge of corporate strategy, operations and finance, and experience in mergers, acquisitions, business development, sales, and marketing.
Dennis (De) Gao has served as a director of our Company since January 2012. In July 2010, Mr. Gao co-founded Oxstones Capital Management, a privately held company and a social and philanthropic enterprise, serving as an idea exchange for the global community. Prior to establishing Oxstones Capital Management, from June 2008 until July 2010, Mr. Gao was a product owner at Procter and Gamble for its consolidation system and was responsible for Procter and Gamble’s financial report consolidation process. From May 2007 to May 2008, Mr. Gao was a financial analyst at the Internal Revenue Service’s CFO division. Mr. Gao has a dual major Bachelor of Science degree in Computer Science and Economics from University of Maryland, and a Master of Business Administration specializing in finance and accounting from Georgetown University’s McDonough School of Business.
The Board concluded that Mr. Gao is qualified to serve as a director because of his extensive financial reporting experience, entrepreneurial experience, and advanced education in finance and accounting.
Tyler Sickmeyer has served as a director of our Company since August 2014. In August 2008, he founded, and since that time has served, as the Chief Executive Officer of Fidelitas Development, a full-service marketing firm that focuses on producing an improved return on investment rate for its clients. In 2022, Mr. Sickmeyer co-founded, and currently oversees operations for, the San Diego Sharks, a minor league basketball team. Mr. Sickmeyer, an eCommerce thought expert who has presented to audiences across the globe, has provided consulting services to a variety of companies, large and small alike, and specializes in creating efficiencies for developing brands. Mr. Sickmeyer studied business at Robert Morris University and Lincoln Christian University.
The Board concluded that Mr. Sickmeyer is qualified to serve as a director because of his extensive background in marketing and brand development efficiencies, as well as entrepreneurial experience.
Certain Family Relationships
Jon Isaac, who is a director and serves as our President and Chief Executive Officer, is the son of Tony Isaac, who is also a director and leads the Company’s efforts regarding financial planning and strategy. The compensation paid to Tony Isaac is described in the section “Director Compensation."
The Board unanimously recommends a vote “FOR” each of the listed nominees.

PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
Our Board, upon the recommendation of the Audit Committee, has ratified the appointment of Frazier & Deeter to serve as our independent registered public accounting firm for the fiscal year ending September 30, 2025. The Audit Committee of our Board of Directors is solely responsible for selecting our independent public accountants. Although stockholder approval is not required to appoint Frazier & Deeter as our independent public accounting firm, we believe that submitting the appointment of Frazier & Deeter to our stockholders for ratification is a matter of good corporate governance. If our stockholders do not ratify the appointment, then the appointment may be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee may engage a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of our Company and our stockholders.
We expect that one or more representatives of Frazier & Deeter will be present at the Annual Meeting and will be available to answer stockholders’ questions or make a statement if they desire to do so.
The shares represented by your proxy will be voted for the ratification of the selection of Frazier & Deeter unless you specify otherwise.
The ratification of the Audit Committee’s appointment of Frazier & Deeter as our independent registered public accounting firm for the fiscal year ending September 30, 2025, will be approved if the proposal receives the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting entitled to vote, in favor of the proposal. Since Proposal No. 2 is a routine matter, there will be no broker non-votes, but abstentions will have the effect of a vote against Proposal No. 2.
Audit and Other Fees
Each year, the Audit Committee approves the annual audit engagement in advance. The Audit Committee has also established procedures to pre-approve all non-audit services provided by the Company’s independent registered public accounting firm. All 2024 and 2023 fiscal year services listed below were pre-approved.
Audit Fees: Audit fees include fees for the audit of the Company’s consolidated financial statements and interim reviews of the Company’s quarterly financial statements, comfort letters, consents, and other services related to SEC matters.
Audit-Related Fees: Audit-related fees primarily include fees for certain audits of subsidiaries not required for purposes of Frazier & Deeter’s audit of the Company’s consolidated financial statements or for any other statutory or regulatory requirements, fees for acquisition related services, and consultations on various other accounting and reporting matters.
Tax Fees: This category consists of professional services rendered by our independent auditors for tax compliance.
All Other Fees: This category consists of fees for services other than the services described above.
The following fees were billed to us for the fiscal years ended September 30, 2024 and 2023, respectively.

	2024	2023
Audit Fees	$1,145,593	$1,143,271
Audit-Related Fees	—	440,000
Tax Fees	—	—
All Other Fees	—	19,000
Total	$1,145,593	$1,602,271
The Board unanimously recommends a vote “FOR” ratification of the appointment of Frazier & Deeter as the Company’s independent registered public accounting firm.

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
As required by Section 14 of the Exchange Act, the Company is providing its stockholders with the opportunity to cast an advisory vote on the compensation of its Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K in the “Compensation Discussion and Analysis” section and accompanying tables of this Proxy Statement. The Board believes it is appropriate to seek the views of the Company’s stockholders on the design and effectiveness of the Company’s executive compensation program.

At the 2019 Annual Meeting, the Company’s stockholders also voted that the advisory vote on executive compensation should be held once every three years. Consistent with that vote, the Board of Directors resolved to hold an advisory vote on executive compensation once every three years in connection with the Company’s annual meeting of stockholders. In light of the overwhelming percentage of votes 'For' the approval of the named executive compensation at the Company's Annual Meeting of Stockholders held on July 26, 2022, modifications to the approach to executive compensation was not considered necessary. The Board believes that the strong support from stockholders affirms the effectiveness of our existing compensation policies and practices

The Company’s goal for its executive compensation program is to attract and retain exceptional, highly motivated individuals as executive officers who will provide leadership for the Company’s success in dynamic, highly competitive markets. The Company seeks to accomplish this goal in a way that is aligned with the long-term interests of the Company’s stockholders. The Company believes that its executive compensation program achieves this goal with its emphasis on performance-based compensation.

As an advisory vote, this proposal is not binding upon the Company. However, the Board values the opinions expressed by the Company’s stockholders in their vote on this proposal and, to the extent that a significant percentage of votes are cast against the compensation of the Named Executive Officers, the Compensation Committee will evaluate potential changes for consideration by the Board to address the concerns reflected in such votes. The Company expects to hold its next advisory vote on executive compensation at its 2028 Annual Meeting.

Accordingly, the Company asks the stockholders to vote on the following resolution:

The Board of Directors unanimously recommends a vote “FOR” the resolution approving the compensation of the Company’s Named Executive Officers.

PROPOSAL NO. 4
SAY-ON-PAY FREQUENCY VOTE
As described in Proposal No. 3 above, the Company's stockholders are being provided the opportunity to cast a non-binding advisory vote on the Company's executive compensation program. The advisory vote on executive compensation described in Proposal No. 3 above is referred to as a "say-on-pay vote."

This Proposal No. 4 affords stockholders the opportunity to cast an advisory vote on how often the Company should include a say-on-pay vote in its proxy materials for future annual stockholder meetings (or special stockholder meeting for which the Company must include executive compensation information in the proxy statement for that meeting). Under this Proposal No. 4, stockholders may vote to have the say-on-pay vote every year, every two years, or every three years.

The Board of Directors believes that an advisory vote on executive compensation is an effective way for stockholders to communicate with the Company about its compensation objectives, policies and practices, and values the input of the Company's stockholders on the frequency with which such a vote should be held. The Company believes that holding a triennial advisory vote on executive compensation provides Live Ventures with sufficient feedback on our compensation disclosures. Although the results of this vote will be considered by the Board, the results are not binding on the Company. The Board may decide, after considering such results, that it is in the best interests of the Company's stockholders to hold the advisory vote on executive compensation on a different schedule than the option approved by the Company's stockholders. Stockholders may cast a vote on the preferred voting frequency by selecting the option of one year, two years or three years (or abstain) when voting in response to the resolution set forth below:

The Board of Directors unanimously recommends a vote to hold say-on-pay votes "ONCE EVERY THREE YEARS" (as opposed to every year or every two years).

AUDIT COMMITTEE REPORT
The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” or incorporated by reference by any general statement incorporating this Proxy Statement into any future filings with the SEC or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.
The Audit Committee has reviewed and discussed the Company’s audited financial statements with management. The Audit Committee has also discussed with Frazier & Deeter, the Company’s independent registered public accountant for fiscal year 2024, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.
The Audit Committee has received written disclosures and the letter from Frazier & Deeter required by the applicable requirements of the PCAOB relating to the independent registered public accountant’s communications with the Audit Committee concerning independence from the Company and its related entities and has discussed with Frazier & Deeter the registered public accountant’s independence from the Company. The Audit Committee has considered whether the provision of services by the registered public accountant, other than audit services and review of Forms 10-Q, is compatible with maintaining the registered public accountant’s independence.
Based on the review of the Company’s audited financial statements and discussion with management and the independent registered public accountant described above, the Audit Committee, in a meeting in which all directors were present, approved the inclusion of the Company’s audited financial statements in the Company’s Annual Report on Form 10-K for the year ended September 30, 2024.
In addition, the Audit Committee, in consultation with executive management, has selected Frazier & Deeter as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025. The Board has recommended to the stockholders that they ratify and approve the selection of Frazier & Deeter as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2025.
While the Audit Committee has provided oversight, advice, and direction regarding the Company’s financial reporting process, management is responsible for establishing and maintaining the Company’s internal controls, the preparation, presentation, and integrity of financial statements, and for the appropriateness of the accounting principles and reporting policies used by the Company. It is the responsibility of the independent registered public accountant, not the Audit Committee, to conduct the audit and opine on the conformity of the financial statements with accounting principles generally accepted in the United States, and to review the Company’s unaudited interim financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews.
This report is respectfully submitted by the Audit Committee of the Board:

AUDIT COMMITTEE
Dennis (De) Gao, Chair
Richard D. Butler, Jr.
Tyler Sickmeyer

COMPENSATION DISCUSSION AND ANALYSIS
The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide material information about the Company’s compensation philosophy, objectives, and other relevant policies and to explain and put into context the material elements of the disclosure that follows in this Proxy Statement with respect to the compensation of our named executive officers (in this CD&A, referred to as the “NEOs”). For the fiscal year ended September 30, 2024, our NEOs were:
•Jon Isaac, President and Chief Executive Officer
•Rodney Spriggs, Chief Executive Officer of Vintage Stock, Inc.
•Thomas Sedlak, Chief Executive Officer of Precision Industries, Inc.
Biographical information regarding: Mr. Isaac is presented under the “Nominees for Directors” section of this Proxy Statement. Biographical information regarding Messrs. Spriggs and Sedlak is presented under the “Executive Officers” section of this Proxy Statement.
The Compensation Committee
The Compensation Committee is charged with reviewing the performance and compensation of our President and Chief Executive Officer and the Company’s other executive officers. Additionally, the Compensation Committee reviews compensation of outside directors for service on the Board and for service on committees of the Board and administers the Company’s stock plans.
Role of Executives in Determining Executive Compensation
Our President and Chief Executive Officer provides input to the Compensation Committee regarding the performance of the other NEOs and offers recommendations regarding their compensation packages in light of such performance, however the Compensation Committee is ultimately responsible for determining their compensation. Notwithstanding, the authority to review the performance of and approve changes to compensation for subsidiary Chief Executive Officers has been delegated to the Company's President and Chief Executive Officer.
Compensation Philosophy and Objectives
The Compensation Committee and the Board believe that the Company’s compensation programs for its executive officers should reflect the Company’s performance and the value created for its stockholders. In addition, we believe the compensation programs should support the goals and values of the Company and should reward individual contributions to the Company’s success. Specifically, the Company’s executive compensation program is intended to:
•attract and retain the highest caliber executive officers;
•drive achievement of business strategies and goals;
•motivate performance in an entrepreneurial, incentive-driven culture;
•closely align the interests of executive officers with the interests of the Company’s stockholders;
•promote and maintain high ethical standards and business practices; and
•reward results and the creation of stockholder value.
Factors Considered in Determining Compensation; Components of Compensation
The Compensation Committee makes executive compensation decisions on the basis of total compensation, rather than on individual components of compensation. The Compensation Committee attempts to create an integrated total compensation program structured to balance both short and long-term financial and strategic goals. Our compensation should be competitive enough to attract and retain highly skilled individuals. In this regard, we utilize a combination of two to four of the following types of compensation to compensate our executive officers:
•base salary;
•performance bonuses, which may be earned annually depending on the Company’s achievement of pre-established goals;
•cash bonuses given at the discretion of the Board; and
•equity compensation, consisting of restricted stock and/or stock options.

The Compensation Committee periodically reviews, or delegates to the Chief Executive Officer to review, executive officer base salary and makes appropriate recommendations to the Board as necessary. Salaries are based on the following factors:
•the Company’s performance for the prior fiscal years and subjective evaluation of each executive’s contribution to that performance;
•the performance of the particular executive in relation to established goals or strategic plans; and
•competitive levels of compensation for executive positions based on information drawn from compensation surveys and other relevant information.
Performance bonuses and equity compensation are awarded based upon the terms of employment agreements, the recommendation of the Compensation Committee, or the Chief Executive Officer as delegated by the Compensation Committee. Restricted stock is granted under the Company’s stockholder-approved equity incentive plan and is priced at 100% of the closing price of the Company’s common stock on the date of grant. Incentive and/or non-qualified stock options are generally granted under the Company’s stockholder-approved equity incentive plan, as well, with the exercise price of such options set forth in the award agreement for such options. These grants are made with a view to linking executives’ compensation to the long-term financial success of the Company.
Use of Benchmarking and Compensation Peer Groups
The Compensation Committee did not utilize any benchmarking measure in the fiscal year ended September 30, 2024 and traditionally has not tied compensation directly to a specific profitability measurement, market value of the Company’s common stock, or benchmark related to any established peer or industry group. Salary increases are based on the terms of each NEO’s employment agreement, if applicable, and correlated with the assessment of each NEO’s performance. The Company also generally seeks to increase or decrease compensation, as appropriate, based upon changes in an executive officer’s functional responsibilities within the Company. Historically, the Compensation Committee has not used outside consultants in determining the compensation of the NEOs, and no such consultants were engaged during the fiscal year ended September 30, 2024.
Other Compensation Considerations and Risk Management
The Compensation Committee has reviewed the Company’s compensation policies and practices and has determined that, such policies and practices do not create risks that are likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	All Other Compensation (2)	Total
Jon Isaac (3)	2024	$350,000	$200,000	$—	$—	$10,226	$560,226
President and Chief Executive Officer	2023	$350,000	$—	$—	$69,177	$10,226	$429,403
Rodney Spriggs	2024	$431,648	$650,000	$—	$—	$3,491	$1,085,139
Chief Executive Officer of Vintage Stock, Inc.	2023	$365,386	$71,860	$—	$—	$2,420	$439,666
Thomas Sedlak	2024	$504,857	$325,000	$—	$—	$104,926	$934,783
Chief Executive Officer of Precision Industries, Inc.	2023	$446,749	$681,832	$—	$—	$90,044	$1,218,625
____________________
(1)The amounts reflect the dollar amount recognized for financial statement reporting purposes in accordance with ASC 718. These amounts reflect Live Ventures’ accounting expense for these awards, and do not correspond to the actual value that may be recognized by the NEOs. Please refer to Note 14, Stock-Based Compensation, in our consolidated financial statements included in our Form 10-K for the fiscal year ended September 30, 2023 for a discussion of the assumptions related to the calculation of such value.
(2)“All Other Compensation” includes amounts accrued or incurred by us for perquisites and benefits per each NEO’s employment agreement. The 2024 and 2023 amounts for Mr. Isaac include the amount of life insurance premiums paid. The amount for Mr. Spriggs is related to the reimbursement for cell phone charges. The amount for Mr. Sedlak is related to car allowance of $28,800 and $21,800 for 2024 and 2023, respectively, deferred compensation of $71,586 and $63,704 for 2024 and 2023, respectively, and life insurance premiums of $4,540 for both 2024 and 2023 in accordance with his employment agreement.
(3)On January 13, 2023, the Compensation Committee of the Board approved an extension of the expiration date of Mr. Isaac's existing 25,000 stock options to purchase the Company’s common stock from January 15, 2023 to January 15, 2025. The option awards for Mr. Isaac for 2023 represents the incremental expense associated with extending those option awards. As of January 15, 2025, Mr. Isaac's 25,000 stock options were unexercised and, thus, cancelled by the Company.

Pay vs Performance.
The table below specifies executive compensation paid to Jon Isaac, the Company’s Principal Executive Officer (“PEO”), and the other NEOs for the Company’s three most recently completed fiscal years, and certain financial performance measures for the Company’s three most recently completed fiscal years. The methodology for calculating amounts presented in the columns “Compensation Actually Paid to PEO” [column (4)] and “Average Compensation Actually Paid to Non-PEO NEOs” [column (6)], including details regarding the amounts that were deducted from, and added to, the Summary Compensation Table totals to arrive at the values presented for Compensation Actually Paid, are provided in the footnotes to the table. With respect to the measures of performance, the table includes the Company’s cumulative total shareholder return (“TSR”) and net income as noted in the Company’s audited financial statements. Also, below is a description of the relationship between the executive compensation actually paid and the Company’s cumulative TSR and Net Income for the periods noted in the Pay vs Performance Table below.

Year	PEO	Summary Compensation Table Total for PEO	Compensation Actually Paid to PEO		Average Summary Compensation Table Total for Non-PEO NEO’s	Average Compensation Actually Paid to Non-PEO NEO’s		Value of Initial $100 Investment Based on Total Stockholder Return		Net Income (in $000's)
(1)	(2)	(3)	(4)		(5)	(6)		(7)		(8)
2024	Jon Isaac	$560,226	$550,000	(a)	$1,009,961	$955,753	(d)	$53.73	(g)	$(26,685)
2023	Jon Isaac	$429,403	$350,000	(b)	$1,057,916	$894,291	(e)	$112.93	(h)	$(102)
2022	Jon Isaac	$373,688	$363,462	(c)	$645,838	$633,299	(f)	$67.70	(i)	$24,741
____________________
(a)Actual Compensation paid to the PEO in 2024 [column (4)] is less than the Summary Compensation Table (“SCT”) Total [column (3)] resulting from a reduction of the amount paid for Mr. Isaac’s life insurance premiums of $10,226.
(b)Actual Compensation paid to the PEO in 2023 [column (4)] is less than the Summary Compensation Table (“SCT”) Total [column (3)] resulting from a reduction of the amount paid for Mr. Isaac’s life insurance premiums of $10,226 and $69,177 from the extension of Mr. Isaac's existing equity awards.
(c)Actual Compensation paid to the PEO in 2022 [column (4)] is less than the SCT Total [column (3)] resulting from a reduction of the amount paid for Mr. Isaac’s life insurance premiums of $10,226.
(d)For the Non-PEO NEOs, Average Compensation Actually Paid in 2024 [column (6)] is less than the Average SCT Total [column (5)] as reported for the corresponding year in the “Total” column of the SCT due to vehicle allowances, deferred compensation, and life insurance amounts paid on behalf the Non-PEO NEOs during 2024. The Non-PEO NEOs for 2024 were: Rodney Spriggs and Thomas Sedlak.
(e)For the Non-PEO NEOs, Average Compensation Actually Paid in 2023 [column (6)] is less than the Average SCT Total [column (5)] as reported for the corresponding year in the “Total” column of the SCT due to equity awards that were granted during 2023. The Non-PEO NEOs for 2023 were: Thomas Sedlak and Eric Althofer.
(f)For the Non-PEO NEOs, Average Compensation Actually Paid in 2022 [column (6)] is less than the Average SCT Total [column (5)] as reported for the corresponding year in the “Total” column of the SCT due to equity awards that were granted during 2022. The Non-PEO NEOs for 2022 were: Weston Godfrey, Jr., Michael J. Stein, and Eric Althofer.
(g)Cumulative TSR for the period September 30, 2023 through September 30, 2024 was (46.3)%. An investment of $100.00 as of September 30, 2023 would resultingly have a value of $53.73 as of September 30, 2024.
(h)Cumulative TSR for the period September 30, 2022 through September 30, 2023 was 12.9%. An investment of $100.00 as of September 30, 2022 would resultingly have a value of $112.93 as of September 30, 2023.
(i)Cumulative TSR for the period September 30, 2021 through September 30, 2022 was (32.3)%. An investment of $100.00 as of September 30, 2021 would resultingly have a value of $67.70 as of September 30, 2022.

Relationship Between Compensation Actually Paid (“CAP) and Performance Measures
The following charts show graphically the relationships over the past three years of the CAP amounts for the Company’s PEO and non-PEO NEOs as compared to the Company’s (i) total shareholder return; and (ii) net income.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
The following table summarizes all stock options held by the NEOs as of the fiscal year ended September 30, 2024.

Name	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date
Jon Isaac	25,000	(1)	$10.00	January 15, 2025	(2)
President and Chief Executive Officer
Rodney Spriggs	—		—	—
Chief Executive Officer of Vintage Stock, Inc.
Thomas Sedlak	—		—	—
Chief Executive Officer of Precision Industries, Inc.
____________________
(1)All options are fully vested.
(2)On January 13, 2023, the Compensation Committee approved an extension of the expiration date from January 15, 2023 to January 15, 2025. As of January 15, 2025, Mr. Isaac's 25,000 stock options were unexercised and, thus, cancelled by the Company.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS
To the best of our knowledge, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders, or decrees material to the evaluation of the ability and integrity of any director during the past ten years other than the following: (i) filing by ApplianceSmart, Inc., a former wholly owned subsidiary of the Company, of a voluntary petition in the United States Bankruptcy Court for the Southern District of New York seeking relief under Chapter 11 of Title 11 of the United States Code, at which time Jon Isaac was serving as its President, Chief Executive Officer, and director, and Virland Johnson, our former Chief Financial Officer, was serving as a director, and from which it emerged on February, 28, 2022; and (ii) a civil complaint filed by the SEC naming the Company, Jon Isaac, and the Company’s then-Chief Financial Officer, Virland Johnson, among other parties, as defendants (see below for more information).
On August 2, 2021, the SEC filed a civil Complaint in the United States District Court for the District of Nevada naming the Company and two of its executive officers  – Jon Isaac, the Company’s current President and Chief Executive Officer, and Virland Johnson, the Company’s former Chief Financial Officer, as defendants (collectively, the “Company Defendants”) as well as certain other related third parties (“SEC Complaint”). The SEC Complaint alleges various financial, disclosure, and reporting violations related to income and earnings per share data, purported undisclosed stock promotion and trading, purported inaccurate disclosure regarding beneficial ownership of common stock, and undisclosed executive compensation from 2016 through 2018. The violations are brought under Section 10(b) of the Exchange Act and Rule 10b-5; Sections 13(a), 13(b)(2)(B) and 13(b)(5) of the Exchange Act and Rules 12b-20, 13a-1, 13a-14, 13a-13, 13b2-1, 13b2-2; Section 14(a) of the Exchange Act and Rule 14a-3; and Section 17(a) of the Securities Act of 1933. The SEC seeks permanent injunctions against the Company Defendants, permanent officer-and-director bars, disgorgement of profits, and civil penalties. The foregoing is only a general summary of the SEC Complaint, which may be accessed on the SEC’s website at www.sec.gov/litigation/litreleases/2021/lr25155.htm.

On October 1, 2021, the Company Defendants and third-party defendants moved to dismiss the SEC complaint. On September 7, 2022, the court denied the Company Defendants’ Motion to Dismiss, but granted one of the third-party defendant’s Motions to Dismiss, granting the SEC leave to file an Amended Complaint. On September 21, 2022, the SEC filed an Amended Complaint to which the Company Defendants filed an Answer on October 11, 2022, denying liability. The court subsequently entered a discovery scheduling order and the parties exchanged initial disclosures. The parties participated in a mediation in June 2023. The mediation was not successful. Fact discovery was completed on May 20, 2024. The parties completed expert discovery in September 2024 and filed cross Motions for Summary Judgment in October 2024. We expect it will take a number of months for the court to rule on the motions, during which time much of the activity in the case will be on pause.

EMPLOYMENT AGREEMENTS
The Company entered into an employment agreement with Jon Isaac, effective January 1, 2013, as amended, to employ him as its President and Chief Executive Officer until December 31, 2026. Mr. Isaac is entitled to an annual base salary of at least $350,000. Mr. Isaac is eligible to receive an annual performance bonus at the sole discretion of the Board or the Compensation Committee. Mr. Isaac is entitled to reimbursement for all reasonable business expenses incurred by him in connection with his employment and the performance of his duties as President and Chief Executive Officer. Mr. Isaac is eligible to participate fully in all health and benefit plans available to senior officers of the Company generally, as the same may be amended from time to time by the Board. Mr. Isaac’s employment terminates upon the first to occur of the following dates: (i) date of Mr. Isaac’s death; (ii) the date on which Mr. Isaac has experienced a “Disability” (as defined in his employment agreement), and we give Mr. Isaac notice of termination on account of Disability; (iii) the date on which Mr. Isaac has engaged in conduct that constitutes "Cause" (as defined in his employment agreement), and we give Mr. Isaac notice of termination for “Cause”; (iv) the date on which Mr. Isaac voluntarily terminates his relationship with us; or (v) the date on which we give Mr. Isaac notice of termination for any reason other than the reasons set forth in clauses (i) through (v), above. Upon termination of Mr. Isaac’s employment, we will have no further obligation to Mr. Isaac except that Mr. Isaac will be entitled to payment of any earned but unpaid salary through the date of termination and any unearned bonus in accordance with the terms of the employment agreement.
Vintage Stock entered into an employment agreement with Rodney Spriggs effective on November 3, 2016, as amended, to employ him as its President and Chief Executive Officer until March 31, 2026. Under the amended agreement, executed in April 2024, Mr. Spriggs is entitled to an annual base salary of at least $500,000, a one-time cash bonus of $150,000, and an annual bonus of up to 100% of his base salary, 75% of which is derived from achievement of mutually agreed upon EBITDA target(s) (as defined in his employment agreement), and 25% of which is discretionary. Mr. Spriggs is entitled to fringe benefits and perquisites to the extent Vintage Stock provides similar benefits or perquisites to similarly situated executives as well has other benefits. If Mr. Spriggs is terminated by Vintage Stock without “Cause” or Mr. Spriggs terminates his employment for “Good Reason” (each as defined in his employment agreement), then Mr. Spriggs is entitled to, among other things: (i) his base salary for a period of one year following the date of termination; (ii) a pro-rata portion of his annual bonus in the fiscal year during which he was terminated, and, if properly elected; (iii) reimbursement for COBRA premiums paid by Mr. Spriggs for himself and his dependents for a period outlined in his employment agreement. In the event of a "Change of Control" (as defined in his employment agreement), Vintage Stock will pay Mr. Spriggs a one-time cash payment of $500,000. Mr. Spriggs’ employment agreement also contains customary confidentiality, non-competition, non-solicitation, and non-disparagement provisions.
Precision Marshall entered into an employment agreement with Thomas Sedlak effective on July 14, 2020, as amended, to employ him as its Chief Executive Officer until September 30, 2027. Mr. Sedlak is entitled to an annual base salary of at least $475,000. Mr. Sedlak is entitled to an annual bonus of up to 100% of his base salary, 75% of which is derived from achievement of mutually agreed upon "EBITDA" target(s) (as defined in his employment agreement), and 25% of which is discretionary. In addition to health and benefit plans available to executive officers, Mr. Sedlak is entitled to (i) a vehicle allowance of $2,400 dollars per month; (ii) an allowance of $400 per month to contribute towards the premiums of a $4.0 million life insurance policy; and (iii) an annual contribution equal to 15% (as determined under a deferred compensation agreement between Precision Marshall and Mr. Sedlak) of Mr. Sedlak's base salary. Should Precision Marshall terminate Mr. Sedlak without "Cause", in addition to the "Accrued Obligations" (each as defined in his employment agreement), he would be entitled to receive the following: (a) continued base salary for nine months following the termination date; and (b) a payment equal to the product of (x) the annual bonus, if any, that Mr. Sedlak would have earned for the fiscal year in which the termination date occurs based on achievement of the applicable performance goals for such year and (y) a fraction, the numerator of which is the number of days he was employed by Precision Marshall during the year of termination and the denominator of which is the number of days in such year. In the event of a "Change of Control" (as defined in his employment agreement) and within six months after the consummation of such Change of Control Mr. Sedlak's employment is terminated for any reason other than Cause, death, or disability, then he would be entitled to an amount equal to his annual base salary in effect at the time for a period equal to 24 months. Mr. Sedlak’s employment agreement also contains customary confidentiality, non-competition, non-solicitation, and non-disparagement provisions.

DIRECTOR COMPENSATION
The following table summarizes compensation paid to each of our directors who served in such capacity during the fiscal year ended September 30, 2024. We have omitted from this table the columns for Stock Awards, Options Awards, Non-Equity Incentive Plan Compensation, and Nonqualified Deferred Compensation Earnings, as no amounts are required to be reported in any of those columns for any director during the fiscal year ended September 30, 2024. In addition to the fees set forth in the following table, we reimburse directors for reasonable expenses related to their Board service.
None of our directors received separate compensation for attending meetings of our Board of Directors or any committees thereof.

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)	Total ($)
Jon Isaac(1)	—	—	—
Richard D. Butler, Jr.(2)	30,000	—	30,000
Dennis (De) Gao(2)	30,000	—	30,000
Tony Isaac(2)(3)	30,000	100,000	130,000
Tyler Sickmeyer(2)	30,000	—	30,000
____________________
(1)Our President and Chief Executive Officer Jon Isaac, is the only director who is also an employee of the Company. Jon Isaac is not entitled to separate compensation for his service on our Board.
(2)Each of Messrs. Butler, Gao, Tony Isaac, and Sickmeyer receives $2,500 monthly, or $30,000 annually in cash compensation for their services as a director.
(3)In December 2023, the Board approved the grant for a consulting fee to Tony Isaac in the amount of $100,000 for services rendered to the Company throughout 2023. Such consulting fee is in addition to the compensation that he receives as a member of the Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of the Company’s common stock as of May 9, 2025, the record date, for:
•each of our named executive officers;
•each of our current directors and director nominees;
•all of our current executive officers, current directors, and director nominees as a group; and
•each person known to us to be the beneficial owner of more than 5% of the Company’s common stock.
The business address of each beneficial owner listed in the table, unless otherwise noted, is c/o Live Ventures Incorporated, 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119.
We deem shares of the Company’s common stock that may be acquired by an individual or group within 60 days of May 9, 2025, pursuant to the exercise of options or warrants or conversion of convertible securities, to be outstanding for the purpose of computing the percentage ownership of such individual or group, but these shares are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or group shown in the table. Percentage of ownership is based on 3,076,802 shares of common stock issued and outstanding on May 9, 2025. The information as to beneficial ownership was either (i) furnished to us by or on behalf of the persons named or (ii) determined based on a review of the beneficial owners’ Schedules 13D/G and Section 16 filings with respect to the Company’s common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
Named Executive Officers and Directors:
Jon Isaac, Director, President and Chief Executive Officer (1)	1,574,483	51.2%
Thomas Sedlak, Chief Executive Officer of Precision Industries, Inc.	—	—%
Rodney Spriggs, Chief Executive Officer of Vintage Stock	11,666	*
Tony Isaac, Director	30,000	1.0%
Richard D. Butler, Jr., Director	15,487	*
Dennis (De) Gao, Director	7,493	*
Tyler Sickmeyer, Director	—	—%
All Executive Officers and Directors as a group (10 persons)	1,639,129	53.3%
Other 5% Stockholders:
Isaac Capital Group, LLC (2) 505 E. Windmill Ln, Suite 1C-295, Las Vegas, NV 89123	1,357,306	44.1%
Kingston Diversified Holdings, LLC (3), 505 E. Windmill Ln, Suite 1C-231, Las Vegas, NV 89123	582,817	18.9%
____________________
*Represents less than 1% of issued and outstanding common stock.
(1)Jon Isaac owns 217,177 shares of common stock of the Company. Isaac Capital Group, LLC, of which Jon Isaac is the sole member, owns 1,357,306 shares of common stock of the Company.
(2)Isaac Capital Group, LLC, of which Jon Isaac is the sole member, owns 1,357,306 shares of common stock of the Company over which Jon Isaac has sole voting power and sole dispositive power. Mr. Isaac owns an additional 217,177 shares of common stock of the Company in his name.
(3)Kingston Diversified Holdings, LLC, of which Juan Yunis is the sole member, owns 582,817 shares of common stock of the Company, over which Juan Yunis has sole voting power and sole dispositive power.

EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes securities available for issuance under Live Ventures’ equity compensation plans as of September 30, 2024:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	60,000	$26.04	240,000
Equity compensation plans not approved by security holders	—	$—	—
Total	60,000	$26.04	240,000
2014 Omnibus Equity Incentive Plan
On January 7, 2014, our Board adopted the 2014 Omnibus Equity Incentive Plan (“2014 Plan”), which authorizes the issuance of distribution equivalent rights, incentive stock options, non-qualified stock options, performance stock, performance units, restricted ordinary shares, restricted stock units, stock appreciation rights, tandem stock appreciation rights and unrestricted ordinary shares to our officers, employees, directors, consultants, and advisors. The Company has reserved up to 300,000 shares of common stock for issuance under the 2014 Plan.

DELINQUENT SECTION 16(a) REPORTS

The Form 3 for Christopher Nichols, Chief Executive Officer of Flooring Liquidators, was due no later than March 3, 2025, but was filed on March 11, 2025.

POLICIES REGARDING TIMING OF EQUITY AWARDS AND DISCLOSURE OF MATERIAL NON-PUBLIC INFORMATION

We do not grant equity awards in anticipation of the release of material nonpublic information and we do not time the release of material nonpublic information based on equity award grant dates or for the purpose of affecting the value of executive compensation. In addition, we do not take material nonpublic information into account when determining the timing and terms of such awards. We do not have a formal policy with respect to the timing of our equity award grants. In fiscal 2024, we did not grant new awards of stock options to our NEOs during the time period outlined in Item 402(x) of Regulation S-K.

HOUSEHOLDING

We participate in the practice of “householding” and some banks, brokers and other nominee record holders may participate as well. This means that only one copy of the Company’s proxy statement or annual report may have been sent to multiple stockholders in your household. The Company will promptly deliver a separate copy of either document to you at no cost if you request a copy orally or in writing to the following address: Corporate Secretary, 325 E Warm Springs Road. Suite 102, Las Vegas, NV 89119. If you want to receive separate copies of the annual report and proxy statement in the future or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact the Company via the foregoing contact information if your shares are registered directly in your name or contact your bank, broker, or other nominee record holder if your shares are held in street name.
OTHER MATTERS
As of the date of this Proxy Statement, the Board does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties. If any other matter is properly brought before the Annual Meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.

ANNUAL REPORT
A copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 has been mailed to you with this Proxy Statement. Except as provided above, the Annual Report is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. The information contained in the “Audit Committee Report” shall not be deemed “filed” with the SEC or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act. We will provide upon written request, without charge, to each stockholder of record as of the record date, a copy of our Annual Report on Form 10-K for the fiscal year ended September 30, 2024 as filed with the SEC. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense incurred by us in furnishing such exhibits. Any such requests should be directed to our Corporate Secretary at our principal executive offices at 325 East Warm Springs Road, Suite 102, Las Vegas, Nevada 89119.
STOCKHOLDERS ARE URGED TO IMMEDIATELY MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY VIA FACSIMILE TO THE ATTENTION OF CORPORATE SECRETARY, LIVE VENTURES INCORPORATED, AT (702) 997-5968 OR IN THE ENCLOSED POSTAGE-PAID ENVELOPE. YOUR VOTE IS IMPORTANT.

Live Ventures Incorporated

Jon Isaac
President and Chief Executive Officer
May 21, 2025